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                                                                     EXHIBIT 5.1



                [LETTERHEAD OF ROGERS & HARDIN LLP APPEARS HERE]



                                 July 29, 1997


ABC Bancorp
310 First Street, S.E.
Moultrie, Georgia  31776

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission by ABC Bancorp ("ABC") with respect to the offer and sale by ABC of shares of common stock, $1.00 par value per share, of ABC (the "Shares") to be issued to the shareholders of Irwin Bankcorp, Inc. ("Irwin") upon the consummation of the merger of Irwin with and into ABC, all as further described in the Registration Statement.

     We have examined such records and documents and have made such investigation of law as we have deemed necessary under the circumstances.

     Based on that examination and investigation, it is our opinion that, when issued and sold in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state securities or "Blue Sky" laws, (i) the Shares will be duly authorized and validly issued; and (ii) the Shares will be fully paid and non-assessable.

     We understand that this opinion will be filed as Exhibit 5.1 to the Registration Statement and that this opinion will be referred to in the Proxy Statement/Prospectus that will be a part of the Registration Statement. We hereby consent to such use of and reference to this opinion.

                                    Very truly yours,

                                    /s/ Rogers & Hardin

                                    ROGERS & HARDIN